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                                                                   EXHIBIT 10.03

                          ALLIED WASTE INDUSTRIES, INC.
                        RESTRICTED STOCK UNITS AGREEMENT
                         (UNDER THE AMENDED AND RESTATED
                           1991 INCENTIVE STOCK PLAN)

      THIS RESTRICTED STOCK UNITS AGREEMENT ("Agreement") is dated September 19, 2005 ("Date of Grant"), between ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Company"), and EDWARD A. EVANS ("Grantee"):

                                    RECITALS:

      The Company has adopted the Allied Waste Industries, Inc. 1991 Incentive Stock Plan, as most recently amended and restated effective February 5, 2004, and as subsequently amended ("Plan"), all of the terms and provisions of which are incorporated herein by reference and made a part of this Agreement. All capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.

      The Management Development/Compensation Committee of the Board of Directors ("Committee") has determined that it would be in the best interests of the Company and its stockholders to grant the units of Restricted Stock ("Restricted Stock Units" or "RSUs") provided for herein to Grantee pursuant to the Plan and this Agreement, as an inducement for Grantee to serve as an employee of the Company and to provide Grantee with a proprietary interest in the future of the Company.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants to Grantee 20,000 units of Restricted Stock ("Award RSUs"). Each Award RSU shall represent Grantee's right to receive one share of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to the following terms and conditions and to the provisions of the Plan.

2. Vesting. Except as otherwise provided herein, Grantee shall become vested in the Award RSUs over a period of four years, according to the following schedule:
0% prior to September 19, 2006; 25% on September 19, 2006; 50% on September 19, 2007 75% on September 19, 2008; and 100% on September 19, 2009. Notwithstanding the foregoing, vesting will be accelerated upon a Change in Control, as specified in Paragraph 12 below. Vesting also may be accelerated upon the occurrence of certain events, as specified in Paragraph 4 below.

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3. Issue Date. Subject to Grantee's right to postpone the Issue Date pursuant to the terms of the Plan and Paragraph 7 below, the Issue Date for each Award RSU shall be the date on which such RSU vests in accordance with Paragraph 2 above.

4. Effect of Termination of Employment. Except as otherwise provided in any written employment agreement between Grantee and Company, if Grantee's employment terminates due to any reason other than Disability or death, any Award RSUs that are not vested as of the commencement of business on the date of such termination shall immediately be forfeited. Except as otherwise provided in any written employment agreement between Grantee and Company, if Grantee's employment terminates due to Disability or death, any Award RSUs that are not vested as of the commencement of the date of such termination shall immediately vest and be nonforfeitable.

5. Rights as Stockholder. Grantee shall not be entitled to any of the rights of a stockholder with respect to the Award RSUs (including the right to vote such shares and to receive dividends and other distributions) unless and until the certificate for shares of Common Stock issuable upon an applicable Issue Date are issued. Notwithstanding the foregoing, if the Company pays a cash dividend on its Common Stock while Grantee's Award RSUs are still outstanding (i.e., before shares of Common Stock have been issued), Grantee will be credited with additional units of Restricted Stock ("Additional RSUs") in an amount equal to the total number of outstanding whole Award RSUs multiplied by the dollar amount of the cash dividend paid per share, divided by the Fair Market Value per share. Moreover, if the Company pays a stock dividend on its Common Stock while Grantee's Award RSUs are still outstanding (i.e., before shares of Common Stock have been issued), Grantee will be credited with Additional RSUs in an amount equal to the total number of outstanding whole Award RSUs multiplied by the share dividend paid per share. Any Additional RSUs that are credited will become part of the Award RSUs (and, as such, may be taken into account in determining the outstanding whole number of Award RSUs for any future dividend crediting) and will be subject to the same terms and conditions that apply to the Award RSUs.

6. Issuance of Shares. Subject to Paragraph 7 below, reasonably promptly after the Issue Date, the Company will provide Grantee with a certificate for the shares of Common Stock issuable on that Issue Date, issued in the Grantee's name. The certificate will be issued for a whole number of shares only. Any fractional share resulting from the payment of dividends will be paid in cash based on the Fair Market Value of such fractional share.

7. Deferral of Award RSUs. Notwithstanding any contrary provisions of this Agreement, if Grantee is eligible to participate in any non-qualified deferred compensation plan which is currently in effect or subsequently adopted by the Company (separately and collectively, "Deferred Compensation Plan"), then Grantee may, in his discretion, elect to defer the Issue Date for his Award RSUs in accordance with the terms of the Deferred Compensation Plan. If Grantee makes such an election, the Award RSUs subject to that election will be transferred to the Deferred Compensation Plan as of the original Issue Date (i.e., the date shares would have been issued, but for Grantee's

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election to defer), and payment will then be subject to the terms of the
Deferred Compensation Plan. Notwithstanding any deferral election, if Grantee dies before the Award RSUs are transferred, payment will be made under the Plan (rather than the Deferred Compensation Plan), pursuant to the terms of the Plan.

8. Term of Employment. This Agreement does not grant to Grantee any right to continue serving as an employee of the Company.

9. Notices; Deliveries. Any notice of delivery required to be given under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at its principal office at 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, and any notice or delivery to be given to Grantee shall be addressed to him at the address given by him beneath his signature hereto or such other address as either party hereto may hereafter designate in writing to the other. Any such notice or delivery shall be deemed to have been duly given when addressed as aforesaid, registered or certified mail, and deposited (postage or registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States.

10. Disputes. As a condition of the granting of the Award RSUs, Grantee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of the Plan and this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Grantee, his heirs and personal representatives, and all permitted transferees.

11. Award RSUs Subject to Plan. The Award RSUs granted pursuant to this Agreement are subject to the terms and provisions of the Plan. Unless otherwise explicitly stated herein, in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail under all circumstances. Grantee acknowledges that he has received a copy of the Plan on or prior to the Date of Grant.

12. Acceleration of Vesting Upon Change in Control. Upon the occurrence of a Change in Control of the Company, the Award RSUs shall become fully and immediately vested immediately prior to the consummation of the Change in Control.

13. Tender Offer/Merger; Adjustment of Shares. Notwithstanding anything contained herein to the contrary:

      (a) The Committee, in its discretion (i) may accelerate vesting of all or any portion of the Award RSUs so that the shares of Common Stock issuable upon such vesting can be tendered in response to a tender offer for, or a request or invitation to tender of, greater than 50% of the outstanding Common Stock of the Company or (ii) may provide that all or any portion of the Award RSUs may be surrendered in a merger, consolidation or share exchange involving the Company

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      (other than a transaction that would result in a Change in Control), provided that the securities or other consideration received in exchange thereof shall thereafter be subject to such restrictions and conditions as may be determined by the Committee, in its discretion.

      (b) In the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Award RSUs shall be adjusted in a manner deemed appropriate by the Committee to prevent the enlargement or dilution of Grantee's rights under this Agreement.

14. Miscellaneous.

      (a) All decisions of the Committee with respect to any questions arising under the Plan or under this Agreement shall be conclusive.

      (b) Nothing herein contained shall affect Grantee's right to participate in and receive benefits from and in accordance with the then current provisions of any employee pension, welfare, or fringe benefit plan or program of the Company.

      (c) Grantee agrees that the Company shall have the right to reduce Grantee's Award RSUs and/or withhold from the shares to be issued for Grantee's Award RSUs an amount sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to the vesting of and/or issuance of shares for such Award RSUs.

      (d) Whenever the term "Grantee" is used herein under circumstances applicable to any other person or persons to whom the Award RSUs, in accordance with the provisions of this Agreement or the Plan, may be transferred, the word "Grantee" shall be deemed to include such person or persons.

      (e) If any provision of this Agreement or of the Plan would disqualify the Agreement or the Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, or would cause the Agreement or the Plan to not otherwise comply with Rule 16b-3, such provision shall be construed or deemed amended to conform to Rule 16b-3 to the extent permitted by applicable law and deemed advisable by the Company's Board of Directors.

      (f) Notwithstanding anything contained herein to the contrary, the Company's obligation to issue or deliver certificates evidencing the Award RSUs or shares of Common Stock issuable on any Issue Date shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

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      (g) This Agreement shall be binding upon and inure to the benefit of the
Company and the Grantee and their respective heirs, administrators, successors, or permitted assigns.

      (h) The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona.

      IN WITNESS WHEREOF, the Company has, as of the date first above written, caused this Agreement to be executed on its behalf by its Chairman, President or any Vice President, and Grantee has hereunder set his hand as of the date first above written, which date is the Date of Grant of the Award RSUs.

ALLIED WASTE INDUSTRIES, INC. GRANTEE

By /s/ Donald W. Slager                                     /s/ Edward A. Evans
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   Donald W. Slager                                         Edward A. Evans
   President and Chief Operating Officer